Exhibit 99.1

Press Release

Star Holdings Reports Second Quarter 2024 Results

NEW YORK, August 6, 2024

Star Holdings (NASDAQ: STHO) announced today that it has filed its Quarterly Report on Form 10-Q for the quarter ended June 30, 2024 with the Securities and Exchange Commission.

Net income (loss) attributable to common shareholders for the second quarter was ($27.1 million) and earnings (loss) per share was ($2.04). These results reflect a non-cash adjustment of ($17.7 million) which reduced earnings per share by ($1.33) with respect to our investment in approximately 13.5 million shares of SAFE based on a mark-to-market SAFE share price of $19.29 at quarter end.

During the second quarter, the Company recorded $15.7 million of land revenues, which was primarily comprised of a land parcel in Coney Island and 50 lots at Magnolia Green.

Further details regarding the Company's results of operations, assets and activities are available in the Company's Form 10-Q for the quarter ended June 30, 2024 which is available for download at the Company's website www.starholdingsco.com or at the Securities and Exchange Commission website www.sec.gov.

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Star Holdings’ (NASDAQ: STHO) portfolio is comprised primarily of interests in the Asbury Park Waterfront, the Magnolia Green residential development projects and other commercial real estate properties and loans that are for sale or otherwise plan to be monetized. Star Holdings also owns shares of Safehold Inc. (NYSE: SAFE). Star Holdings expects to focus on realizing value for shareholders from its portfolio primarily by maximizing cash flows through active asset management and asset sales. Additional information on Star Holdings is available on its website at www.starholdingsco.com.

1114 Avenue of the Americas

New York, NY 10036
T 212.930.9400

E investors@starholdingsco.com

Company Contact:

Pearse Hoffmann

Senior Vice President

Capital Markets & Investor Relations

T 212.930.9400

E investors@starholdingsco.com

1114 Avenue of the Americas

New York, NY 10036
T 212.930.9400

E investors@starholdingsco.com